UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 15, 2014

Save The World Air, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	0-29185	52-2088326
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

735 State Street, Suite 500 Santa Barbara, CA	93101
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (805) 845-3581

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 1.01 and 8.01	Entry into a Material Definitive Agreement and Other Events.

On July 15, 2014, Save The World Air, Inc. (the “Company”) entered into an Equipment Lease/Option to Purchase Agreement (“Agreement” or “Lease”) with Kinder Morgan Crude & Condensate, LLC (“Kinder Morgan”), dated effective as of July 15, 2014. In accordance with the terms and conditions of the Agreement, Kinder Morgan has agreed to lease, install, maintain, operate and test the effectiveness of the Company’s AOT technology and equipment (the “Equipment”) on one of Kinder Morgan’s operating pipelines.

The Agreement provides for, among other things, the Company to deliver the Equipment to Kinder Morgan, at the Company’s expense, to a location designated by Kinder Morgan, by a date no later than December 31, 2014, and for the Equipment to be installed and placed in operation by Kinder Morgan, at Kinder Morgan’s expense, on the date that the Equipment’s direct current power supply is successfully energized by the Company, following an installation pre-startup safety review by Kinder Morgan, which shall be completed by Kinder Morgan no later than thirty (30) days following the Company’s delivery and Kinder Morgan’s acceptance of the Equipment (the “Commencement Date”).

The initial term (the “Initial Term”) of the Agreement is four (4) months, commencing on the Commencement Date. On sixty (60) days’ written notice prior to the expiration of the Initial Term, Kinder Morgan has an option to extend the Lease for a minimum of twelve (12) months and a maximum of eighty-four (84) months (the “Extended Term”). The Agreement further provides that Kinder Morgan, during the Initial Term and Extended Term, if any, shall have an option to purchase the Equipment for a fixed price during the Initial Term of $1,200,000. If Kinder Morgan extends the lease for twelve (12) months, Kinder Morgan may, at its option, at the expiration of the twelve (12) month extended term, purchase the Equipment for $1,050,000. If Kinder Morgan extends the Lease for eighty-four (84) months, the purchase price for the Equipment at the expiration of the eighty-four (84) month extended term shall be $600,000. If the Lease is extended for any period of time greater than twelve (12) months up to a maximum of eighty-four (84) months, the purchase price shall be equal to $1,050,000, less the sum of $6,250 for each month during any such extended term through the date of purchase.

Lease payments shall commence on the Commencement Date and be made during both the Initial and Extended Terms of the Lease at the rate of $20,000 per month; provided however, that in the event the Equipment is removed from service at its initial location during the Initial Term, the monthly lease payments shall be reduced to $5,000 until the Equipment is placed back in service at its new location, at which time the Lease payments shall resume at $20,000 per month. The Agreement further provides that title and ownership of the Equipment shall remain at all times with the Company, unless purchased by Kinder Morgan. During the Initial Term, either the Company or Kinder Morgan may terminate the Agreement for any reason on forty-five (45) days’ written notice.

The above description of the Agreement is qualified in its entirety by reference to the Agreement, a copy of which is attached as Exhibit 10.1, and incorporated herein by reference.

Additionally, and in connection with the Lease, as described above, the Company and Kinder Morgan entered into a Mutual Confidentiality Agreement, dated July 15, 2014 (the “Confidentiality Agreement”). Among other things, the Confidentiality Agreement allows the Company and Kinder Morgan to share and discuss any data, in summary form only, acquired by the Company or Kinder Morgan, in furtherance or as a result of operations under the Lease, with the customers, potential customers, vendors, potential vendors, contractual relationships or potential contractual relationships of the Company or Kinder Morgan. Other than the foregoing exception and additional usual and customary exceptions, all confidential information, as defined in the Confidentiality Agreement, exchanged by the Company and Kinder Morgan, shall remain confidential and used between the Company and Kinder Morgan only in furtherance of their business relationship, discussions related thereto or transactions between them.

The above description of the Confidentiality Agreement is qualified in its entirety by reference to the Confidentiality Agreement, a copy of which is attached as Exhibit 10.2, and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)         Exhibits

The following exhibits are filed herewith:

Exhibit Number	Description

10.1	Equipment Lease/Option to Purchase Agreement, dated effective as of July 15, 2014, between Save The World Air, Inc. and Kinder Morgan Crude & Condensate LLC.
10.2	Mutual Confidentiality Agreement, dated July 15, 2014, between Save The World Air, Inc. and Kinder Morgan Crude & Condensate LLC.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  July 21, 2014

SAVE THE WORLD AIR INC.
By: /s/ Gregg M. Bigger
Name: Gregg M. Bigger
Title: CEO

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